Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

           THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of this 22nd day of April, 2008, by and between LEAF Funding, Inc., a Delaware corporation (“Seller”), and LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership (“Buyer”).

BACKGROUND

A.           Seller owns 51% of the membership interests in LEAF Funding, LLC, a Delaware limited liability company (“LLC”).

B.           Buyer acquired 49% of the membership interests of LLC from Seller pursuant to a membership interest purchase agreement dated as of February 1, 2008.

C.           Seller desires to sell and Buyer desires to purchase the remaining 51% of the membership interests of LLC pursuant and subject to the terms and conditions set forth herein.  The foregoing membership interests to be transferred from Seller to Buyer as of the date hereof are sometimes hereinafter called the “Transferred Interests.”  Upon receipt of the Transferred Interests, Buyer shall own 100% of the membership interests of LLC.

AGREEMENT

           NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, Buyer and Seller, intending to be legally bound, hereby agree as follows:

1.           Sale and Purchase of Transferred Interests.  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby irrevocably sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, all of Seller’s right, title and interest in and to the Transferred Interests, free and clear of all liens, encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever.

2.           Purchase Price.

(a)           The purchase price of the Transferred Interests shall be an amount equal to fifty-one percent (51%) of the difference between the LLC’s cost of acquiring and holding the Investment (as such term is defined in the Amended and Restated Agreement of Limited Partnership of Buyer) (as determined under United States generally accepted accounting principles and as adjusted for any income received, capital or investment returned and reasonable and necessary expenses paid or incurred while holding the Investment) and the liabilities to which the foregoing are subject (the “Purchase Price”).  On the date hereof, Buyer shall pay Seller EIGHT MILLION SIX HUNDRED SEVENTY-SEVEN THOUSAND NINE HUNDRED AND SIXTY-FIVE DOLLARS AND NINETY-FOUR CENTS ($8,677,965.94) (the “Closing Date Payment”), which is the amount Buyer and Seller estimate to be the Purchase Price.

(b)           As promptly as practicable, but no later than thirty (30) days from the date hereof, Seller shall deliver to Buyer sufficient financial information to determine the Purchase Price.  If the Closing Date Payment is less than the Purchase Price, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2(c), the amount of such shortfall and, if the Closing Date Payment exceeded the Purchase Price, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2(c), the amount of such excess.

(c)           Any payment pursuant to Section 2(b) shall be made at a mutually convenient time and place within two (2) business days after the Purchase Price has been determined.  The amount of any payment to be made pursuant to Section 2(b) shall bear interest from and including the date hereof to but excluding the date of payment at a rate per annum equal to six percent (6%).

3.           Costs.  Buyer and Seller shall be solely responsible for their own respective costs and expenses (including without limitation legal and accounting fees) incurred in connection with the transactions contemplated by this Agreement.  It is acknowledged that there will be no broker’s commission, finder fee or similar fee payable in connection with this transaction.

4.           Further Assurance.  At any time and from time to time after the date hereof, Buyer or Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, or perform such further actions, as may be requested, in order to fully consummate the transactions contemplated hereby regarding the sale of the Transferred Interests and carry out the purposes and intent of this Agreement.

5.           Entire Agreement.  This Agreement and the other documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and undertakings among the parties (whether oral or written) with respect to its subject matter.

6.           Parties in Interest.  This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto, and their respective heirs, executors, personal representatives, successors and assigns.  No party hereto may assign its or his rights or delegate its or his obligations hereunder without the written consent of the other party hereto.

7.           Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.           Severability.  Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.           Governing Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

      10.           Waiver.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.  Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

LEAF FUNDING, INC.

By:	/s/
Name
Title

BUYER:

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

By:	/s/
Name
Title